AMENDED ISSUER FREE WRITING PROSPECTUS†

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated June 12, 2008

100% Principal Protection Absolute Return Barrier Notes

Linked to the S&P 500® Index

18 Months Maturity ■ 18.10% to 21.10% Upside Barrier ■  15.00% Downside Barrier

100% Principal Protection ■ 1.50% Minimum Return

Indicative Terms & Conditions – June 2, 2008	Offering Period: June 2, 2008 – June 25, 2008

Summary Terms

Issuer	:		Deutsche Bank AG, London Branch (Moody’s Aa1, S&P AA)††

Offering	:		100% Principal Protection Absolute Return Barrier Notes Linked to the S&P 500® Index due December 30, 2009 (the “Notes”)

Underwriter	:		Deutsche Bank Securities Inc. (DBSI)

Denomination	:		$1,000 per Note (minimum investment $1,000)

Underlying Index	:		S&P 500® Index (Bloomberg: SPX <INDEX>) (the “Index”)

Term	:		18 months

Principal Protection	:		100% at maturity, subject to the credit of the issuer

Payment at Maturity (per $1,000)	:

If the Index never closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, at maturity investors will receive their principal plus an amount equal to their principal multiplied by the greater of (i) the Absolute Index Return and (ii) the Minimum Return:

$1,000 + ($1,000 x the greater of (i) Absolute Index Return and (ii) Minimum Return)

If the Index closes either above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, at maturity investors will receive their principal plus an amount equal to their principal multiplied by the Minimum Return:

$1,000 + ($1,000 x Minimum Return) = $1,015

Minimum Return	:		1.50% per Note principal amount

Absolute Index Return	:	Absolute value of:	( Index Ending Level – Index Starting Level )
Index Starting Level

Index Starting Level	:		The closing level of the Index on the Trade Date

Index Ending Level	:		The closing level of the Index on the Final Valuation Date

Observation Period	:		The period of trading days on which there is no market disruption event with respect to the Index starting on, and including, the Trade Date and ending on, and including, the Final Valuation Date

†	This amended free writing prospectus supersedes any previously filed free writing prospectus corresponding to Term Sheet No. 406C-2 in its entirety.
††	A credit rating is not a recommendation to buy, sell, or hold the Notes, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the Notes other than the ability of the Issuer to meet its obligations.

Please Note: On or about 6/23/08, DWS Scudder Distributors, Inc. will change to DWS Investments Distributors, Inc.

Upside Barrier	:	18.10% and 21.10% (to be determined on the Trade Date)

Downside Barrier	:	15.00%

Upper Index Barrier	:	Index Starting Level x (1 + Upside Barrier)

Lower Index Barrier	:	Index Starting Level x (1 – Downside Barrier)

Listing	:	Unlisted – Indicative secondary pricing may be obtained on Bloomberg Page: DBUS <GO> or on the x-markets website at http://www.usxmarkets.db.com

Business Days	:	London and New York (subject to adjustment as provided in the related pricing supplement)

Reference Exchanges	:	The principal exchange, trading system or quotation system on which the Index, a constituent of the Index, or any futures or options contract or exchanged traded fund related to the Index is listed or quoted or any successor to such exchanges trading system, as applicable.

Form of Note	:	Global, Book Entry. The Notes will be represented by a single registered global note deposited with The Depository Trust Company

Comparable Yield	:	Determined on the Trade Date

Agents	:	Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas

Discounts and Commissions	:

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the Notes. Deutsche Bank Securities Inc. and other agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Note principal amount. Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Note principal amount.

Security Codes	:	CUSIP: 2515A0 LQ 4 ISIN: US2515A0LQ49

Relevant Dates

Offering Period	:	June 2, 2008 – June 25, 2008 at 2:00 p.m. (EST)

Trade Date	:	June 25, 2008

Settlement Date	:	June 30, 2008

Final Valuation Date	:	December 24, 2009

Maturity	:

December 30, 2009

In the event that the Issuer makes any change to the expected Trade Date and Settlement Date, the Final Valuation Date and the Maturity Date may be changed to ensure that the stated term of the Notes remains the same.

Absolute Return Barrier Notes Product Snapshot

Structure:

• Underlying:	S&P 500® Index
• Maturity:	December 30, 2009 (18 Months)
• Protection:	100%
• Upside Barrier:	18.10% and 21.10% (to be determined on the Trade Date)
• Downside Barrier	15.00%
• Minimum Return	1.50% per Note principal amount
• Upper Index Barrier:	Index Starting Level x (1 + Upside Barrier)
• Lower Index Barrier:	Index Starting Level x (1 – Downside Barrier)

• Absolute Index Return:	Absolute value of:	(	Index Ending Level – Index Starting Level	)
Index Starting Level

Positioning:

•

Offers 100% principal protection plus the Minimum Return, subject to the credit of the issuer. If the Index never closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, at the Maturity Date investors will receive 100% of their principal amount plus a return equal to the greater of (i) the Absolute Index Return up to a maximum return of 18.10% and 21.10% if the index return is positive and 15.00% if the index return is negative and (ii) the Minimum Return paid at maturity.

Best Case Scenario:

•

Investors will receive their principal plus an amount equal to their principal multiplied by the greater of (i) the Absolute Index Return, subject to the maximum return of 18.10% and 21.10% if the index return is positive and 15.00% if the index return is negative and (ii) the Minimum Return, paid at maturity.

Worst Case Scenario:

•	Investors will receive the return of their principal plus the Minimum Return at maturity, subject to the credit of the issuer.

Risk Considerations:

•

If the Index closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, the Notes will return your principal at maturity plus the Minimum Return, subject to the credit of the issuer.

•	You should be willing and able to hold your Notes to maturity. Principal protection is valid only at maturity, subject to the credit of the issuer.
•	Return on the Notes is linked to the value of the Index.
•	An investment in the Notes is subject to the credit of the Issuer.

Investing in the Notes involves a number of risks. See “Selected Risk Factors” in this Product Snapshot, “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement.

Hypothetical Scenario Analysis at Maturity:

•

Hypothetical scenario analysis contained herein is not reflective of the reinvestment of dividends and does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the Notes.

•

No representation is made that any trading strategy or account will, or is likely to, achieve similar returns to those shown below. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis. The table below assumes a hypothetical Index Starting Level of 1,400.00 and a hypothetical Upside Barrier of 19.6% and a Downside Barrier of 15%.

Index	Scenario 1	Scenario 2	Scenario 3	Scenario 4
Hypothetical Initial Level	1,400.00	1,400.00	1,400.00	1,400.00
Highest Level	1,646.40	1,702.40	1,470.00	1,470.00
% Return	17.60%	21.60%	5.00%	5.00%
Lowest Level	1,330.00	1,330.00	1,218.00	1,078.00
% Return	-5.00%	-5.00%	-13.00%	-23.00%
Final Level	1,618.40	1,646.40	1,274.00	1,218.00
Index Return	15.60%	17.60%	-9.00%	-13.00%
Upper Index Barrier	1,674.40	1,674.40	1,674.40	1,674.40
Lower Index Barrier	1,190.00	1,190.00	1,190.00	1,190.00

Note Return	15.60%	1.50%	9.00%	1.50%

Payment at Maturity	$1,156.00	$1,015.00	$1,090.00	$1,015.00

Annualized Return	10.40%	1.00%	6.00%	1.00%

Selected Risk Factors

•

MARKET RISK — The return on the Notes at maturity, if any, is linked to the performance of the Index and will depend on whether the Index closing level ever exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period and the magnitude of the Absolute Index Return.

•

THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT PLUS THE MINIMUM RETURN — You may receive a lower payment at maturity than you would have received if you had invested in the Index, the component stocks underlying the Index or contracts related to the Index. If the Index closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any single day during the Observation Period, you will receive only your principal amount plus the Minimum Return at maturity, subject to our ability to meet our obligations.

•

THE UPSIDE BARRIER AND DOWNSIDE BARRIER FEATURES WILL LIMIT YOUR RETURN ON THE NOTES AND MAY AFFECT YOUR PAYMENT AT MATURITY — Your investment in the Notes may not perform as well as an investment in a security with a return based solely on the performance of the Index.

•

NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

•

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this Product Snapshot is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.

•	LACK OF LIQUIDITY — The Notes will not be listed on any securities exchange.

•

WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE NOTES ARE LINKED OR THE MARKET VALUE OF THE NOTES.

•

POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Index on any day, the value of the Notes will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

See “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement.

Tax Treatment

•

The Notes should be treated as contingent payment debt instruments for U.S. federal income tax purposes. For more detail, see “Selected Purchase Considerations — Treated as Contingent Payment Debt Instruments” in the accompanying term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 406C-2, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement C-2, term sheet No. 406C-2 and this product snapshot if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. We will notify you in the event of any changes to the terms of the Notes, and you will be asked to accept such changes in connection with your purchase of any Notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the Notes.

NOT FDIC/NCUA INSURED / MAY LOSE VALUE / NO BANK GUARANTEE NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY

Please Note: On or about 6/23/08, DWS Scudder Distributors, Inc. will change to DWS Investments Distributors, Inc.

R-3967-1 (05/08)